 Exhibit (a)(1)(i)
Offer to Purchase
by
BrightSphere Investment Group Inc.
Up to 33,300,000 Shares of Its Common Stock
At a Cash Purchase Price of $31.50 per Share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 6, 2021, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).
BrightSphere Investment Group Inc., a Delaware corporation (the “Company,” “BrightSphere,” “we,” “us” or “our”), invites our stockholders to tender up to 33,300,000 shares of our common stock, $0.001 par value per share (“Common Stock” or the “Shares”), for purchase by us at a price of $31.50 per Share (“Purchase Price”), to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).
Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will pay the Purchase Price for Shares properly tendered and not properly withdrawn from the Offer. Upon the terms and subject to the conditions of the Offer, if up to 33,300,000 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. We may not purchase all of the Shares tendered if more than 33,300,000 Shares are properly tendered and not properly withdrawn, because of proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
As of October 29, 2021, we had 79,819,128 issued and outstanding Shares (and 6,027,216 Shares reserved for issuance upon vesting of all outstanding (i) options and (ii) restricted stock units (“RSUs”) or performance-based restricted stock units (“Performance-based RSUs”), in each case under the BrightSphere Investment Group Inc. Equity Incentive Plan and the BrightSphere Investment Group Inc. Non-Employee Directors' Equity Incentive Plan (collectively, our “Equity Incentive Plans”) or pursuant to an inducement grant). If the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 33,300,000 Shares, which would represent approximately 41.7% of our issued and outstanding Shares.
On November 3, 2021, we entered into a repurchase agreement with Paulson & Co. Inc. (“Paulson & Co.”) and certain funds managed by Paulson & Co. and its affiliates (the “Paulson Funds”) pursuant to which we agreed that, on the 11th business day after the Expiration Date, we will repurchase from the Paulson Funds, if necessary, a number of Shares, such that, upon the closing of the Repurchase (as defined in Section 11), Paulson & Co.’s percentage beneficial ownership interest in our total outstanding Shares shall not exceed 19.99% of our total outstanding Shares. In the Repurchase Agreement, Paulson & Co. and the Paulson Funds have agreed to tender in the Offer at least a number of their shares that represent the same proportion of the total shares held by them as the number of shares subject to the Offer bears to the total number of outstanding shares of Common Stock. See Section 11.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on the New York Stock Exchange (“NYSE”) under the trading symbol “BSIG.” On November 3, 2021, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $30.13 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, CITIGROUP GLOBAL MARKETS INC., RBC CAPITAL MARKETS, LLC (TOGETHER, WITH CITIGROUP GLOBAL MARKETS INC., THE “DEALER MANAGERS”), GEORGESON LLC, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.
THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.
If you have questions or need assistance, you should contact the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or other related materials, you should contact the Information Agent.
The Information Agent for the Offer is:
Georgeson LLC
The Dealer Managers for the Offer are:
CitigroupRBC Capital Markets
Offer to Purchase dated November 4, 2021

IMPORTANT
If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 5:00 P.M., New York City time, on Monday, December 6, 2021 (unless the Offer is extended):
•
if your Shares are held in the name of a broker, bank or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, bank or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, bank or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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if you hold Shares in your own name, complete and sign a Letter of Transmittal, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary;

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if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3;

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if you are a holder of shares of restricted stock, you may only tender Shares to the extent that such restricted stock has vested.

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if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

•
if you are a holder of RSUs or Performance-based RSUs, you may only tender Shares that you have acquired through vesting of RSUs or payment of earned Performance-based RSUs.

On October 28, 2021, the Board of Directors declared a quarterly cash dividend of $0.01 per Share, to be paid on December 30, 2021 to each stockholder of record as of the close of business on December 17, 2021. Holders who tender Shares into the Offer will not receive a dividend payment on any Shares that are purchased in the Offer, unless the Offer is extended beyond the record date for this dividend.
We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.
You may contact the Information Agent, the Dealer Managers or your broker, bank or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

i

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

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SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase my Shares?
The issuer of the Shares, BrightSphere Investment Group Inc., a Delaware corporation, is offering to purchase the Shares. See Section 1.
What is BrightSphere offering to purchase?
We are offering to purchase up to 33,300,000 Shares. See Section 1. Additionally, on November 3, 2021, we entered into a repurchase agreement with Paulson & Co. and the Paulson Funds pursuant to which we agreed that, on the 11th business day after the Expiration Date, we will repurchase from the Paulson Funds, if necessary, a number of Shares such that, upon the closing of the Repurchase, Paulson & Co.’s percentage beneficial ownership interest in our total outstanding Shares shall not exceed 19.99% of our total outstanding Shares. See Section 11.
What is the purpose of the Offer?
As previously disclosed, part of our strategy to maximize stockholder value is to, among other efforts, return capital to stockholders, pay down debt and efficiently manage our capital. In particular, we intend to use capital from the sale of certain investment management firms as part of this return of capital. Consistent with our disciplined approach to using excess capital to pay down debt and return capital to the shareholders, we have determined to use up to $1.05 billion of cash to repurchase Shares in this Offer. We also expect to use additional excess capital to repay or otherwise retire the $125 million outstanding of our 5.125% Senior Notes due 2031.
We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price.
The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales.
If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2.
How many Shares will we purchase in the Offer?
Upon the terms and subject to the conditions of the Offer, we will purchase up to 33,300,000 Shares in the Offer. If we purchase 33,300,000 Shares in the Offer, and assuming the Paulson Funds tender 8,344,094 of their shares in the Offer, the minimum amount permitted by the Repurchase Agreement (as defined and described herein) and that the Offer is not subject to proration, we will repurchase approximately 2.95 million Shares from the Paulson Funds in the Repurchase in addition to the Shares purchased in the Offer. See Section 11.
As of October 29, 2021, we had 79,819,128 issued and outstanding Shares (and 6,027,216 Shares reserved for issuance upon vesting of all outstanding (i) options and (ii) RSUs or Performance-based RSUs, in each case under our Equity Incentive Plans or pursuant to an inducement grant). If the Offer is fully subscribed, the Offer will result in the purchase by the Company of 33,300,000 Shares, which would represent approximately 41.7% of our issued and outstanding Shares.
We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered but is, however, subject to certain conditions. See Section 7. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
How will we pay for the Shares?
The maximum number of Shares purchased in the Offer will be 33,300,000. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, based on a per Share price of $31.50 will be approximately $1.05 billion. We intend to pay for the Shares, as well as any shares of our Common Stock subject to the Repurchase, with existing cash resources See Section 9.
In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
How long do I have to tender my Shares?
You may tender your Shares until the Offer expires on the Expiration Date. The Offer will expire at 5:00 P.M., New York City time, on Monday, December 6, 2021, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14.
Beneficial owners holding their Shares through a broker, bank or other nominee should be aware that their broker, bank or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, bank or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. See Section 3.
Can the Offer be extended, amended or terminated, and if so, under what circumstances?
Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Date for the Offer. If we extend the Expiration Date for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 14. We can also amend or terminate the Offer under certain circumstances and subject to applicable law. See Section 7.
How will I be notified if you extend the Offer or amend the terms of the Offer?
If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to our Offer on Schedule TO-I describing the amendment. See Section 14.
Are there any conditions to the Offer?
Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including, among others:
•
no legal action shall have been threatened, pending or taken that might, in our reasonable judgment, adversely affect the Offer;

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no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

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no decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or the Standard & Poor’s 500 Composite Index, in each case measured from the close of trading on November 3, 2021, the last full trading day prior to the commencement of the Offer;

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no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after November 4, 2021 nor shall any material escalation of any war or armed hostilities which had commenced prior to November 4, 2021 have occurred;

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a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any material subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

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no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

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no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

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no change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

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no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

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no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer;

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any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion; and

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we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the NYSE or not eligible for continued registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.
What is the accounting treatment of the Offer?
The accounting for our purchase of Shares in the Offer will result in a reduction of our total equity in an amount equal to the aggregate purchase price of the Shares we purchase, a corresponding reduction in cash and cash equivalents and a reduction in the number of outstanding Shares for the purpose of calculating earnings per Share in an amount equal to the number of Shares that we repurchase pursuant to the Offer. See Section 2.
How do I tender my Shares?
If you want to tender all or part of your Shares, you must do one of the following by 5:00 P.M., New York City time, on Monday, December 6, 2021, or any later time and date to which the Offer may be extended:

•
If your Shares are registered in the name of a broker, bank or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, bank or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, bank or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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If you hold Shares registered in your own name, you must complete and sign a Letter of Transmittal according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary before 5:00 p.m., New York City time, on Monday, December 6, 2021, or such later time and date to which we may extend the Offer;

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If you are an institution participating in the DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3;

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If you are a holder of shares of restricted stock, you may only tender Shares to the extent that such restricted stock has vested.

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If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

•
If you are a holder of RSUs or Performance-based RSUs, you may only tender Shares that you have acquired through vesting of RSUs or payment of earned Performance-based RSUs.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.
You may contact the Information Agent, the Dealer Managers or your broker, bank or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?
Yes. You may withdraw any Shares you have tendered at any time prior to 5:00 P.M., New York City time, on Monday, December 6, 2021, or any later Expiration Date, if the Offer is extended. If after 5:00 P.M., New York City time, on January 5, 2022 we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time thereafter. See Section 4.
How do I withdraw Shares I previously tendered?
To properly withdraw Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.
May I tender only a portion of the Shares that I hold?
Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer. However, to qualify for the priority in case of proration, an Odd Lot Holder must tender all Shares owned by any such Odd Lot Holder, as described in Section 1. In addition, if as a result of proration the Company accepts conditional tenders by random lot, a holder making a conditional tender must have tendered all of its shares to qualify for such random selection.

In what order will you purchase the tendered Shares?
We will purchase Shares on the following basis:
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first, we will purchase all Odd Lots (as defined in Section 1) of less than 100 Shares from shareholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference);

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second, after purchasing all the Odd Lots that were properly tendered and not properly withdrawn, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares until we have purchased 33,300,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law); and

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third, only if necessary to permit us to purchase up to 33,300,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) we will purchase Shares conditionally tendered (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Random lot would be facilitated by the Company.

Therefore, we may not purchase all of the Shares that you tender. See Section 1 and Section 6.
If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?
If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.
Has the Company or its Board of Directors adopted a position on the Offer?
Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. We cannot predict how our stock will trade before or after the Expiration Date, and it is possible that our stock price will trade above the Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. You should discuss whether to tender your Shares with your broker or other financial or tax advisors.
Do BrightSphere’s directors, executive officers or 5% holders intend to tender their Shares in the Offer?
Our directors, executive officers and 5% holders are entitled to participate in the Offer on the same basis as all other stockholders, subject to internal compliance requirements in the case of our directors and executive officers. Our directors, executive officers and 5% holders have no obligation to inform us whether they plan to participate in the Offer, but two of our executive officers have advised us that they do intend to tender some of their shares in the Offer. Assuming the completion of the Offer, the relative ownership interest in the Company of our directors, executive officers and 5% holders who do not participate in the Offer will increase. Our other employees, including officers who are not executive officers, are permitted to participate in the Offer on the same terms as other stockholders and may do so in their discretion, subject to applicable law and the Company’s internal compliance requirements.
As of October 29, 2021, Paulson & Co. beneficially owned 25.1% of our outstanding Shares. On November 3, 2021, we entered into a repurchase agreement with Paulson & Co. and the Paulson Funds pursuant to which we agreed that, on the 11th business day after the Expiration Date, we will repurchase from the Paulson Funds, if necessary, a number of Shares, such that, upon the closing of the Repurchase (as defined in Section 11), Paulson & Co.’s percentage beneficial ownership interest in our total outstanding Shares shall not exceed 19.99% of our total outstanding Shares. In the Repurchase Agreement, the Paulson Funds have agreed tender in the Offer at least a number of their shares that represent the same proportion of the total shares held by them as the number of shares subject to the Offer bears to the total number of outstanding shares of Common Stock. If we purchase 33,300,000 Shares in the Offer, and assuming the Paulson Funds tender 8,344,094 of their shares in the Offer, the minimum amount permitted by the Repurchase Agreement, we will repurchase approximately 2.95 million Shares from the Paulson Funds in the Repurchase. The amount of Paulson & Co.’s voting power following the Offer and the Repurchase, however, will depend on the extent it participates in the Offer and the number of shares subject to the Repurchase. See Section 11.
Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?
Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date. However, on the 11th business day after the Expiration Date, we have agreed with Paulson & Co. and the Paulson Funds to consummate the Repurchase. See Section 11.
What is the Repurchase Agreement, and how does it differ from the Offer?
Paulson & Co. currently beneficially owns approximately 25.1% of our outstanding Shares. On November 3, 2021, we entered into a Repurchase Agreement with Paulson & Co. and the Paulson Funds, pursuant to which we agreed that we will repurchase from the Paulson Funds, if necessary, a number of Shares such that, upon the closing of the Repurchase, Paulson & Co.’s percentage beneficial ownership interest in our total outstanding Shares shall not exceed 19.99% of our total outstanding Shares. If necessary, the Repurchase would be made at the same price per Share price as is paid in the Offer and would occur on the 11th business day following the Expiration Date of the Offer. In the Repurchase Agreement, Paulson & Co. and the Paulson Funds have also agreed with us to (i) that the Paulson Funds shall tender in the Offer at least a number of their shares that represent the same proportion of the total shares held by them as the number of shares subject to the Offer bears to the total number of outstanding shares of Common Stock and (ii) not to sell or purchase any Shares from the Expiration Date until the 11th business day following the Expiration Date, or, if earlier, until the termination of the Offer.
Will the Repurchase affect the number of Shares accepted in the Offer or the proration calculation?
No, the Repurchase would occur, if at all, after the consummation of the Offering and will not affect the number of Shares we purchase in the Offer or the proration calculation. In the Repurchase Agreement, Paulson & Co. and the Paulson Funds have agreed to tender in the Offer at least a number of their shares that represent the same proportion of the total shares held by them as the number of shares subject to the Offer bears to the total number of outstanding shares of Common Stock. The amount of shares of Common Stock that the Paulson Funds tender will affect the proration of the Offer, if any.
If I decide not to tender, how will the Offer affect my Shares?
Stockholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer and the Repurchase. See Section 2.
Following the Offer, will you continue as a public company?
Yes. We believe that the Shares will continue to be authorized for quotation on the NYSE and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.
When and how will you pay me for the Shares I tender?
We will pay the Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or begin paying for tendered Shares until after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment or the Depositary will pay DTC for your Shares if they are held through DTC. DTC will allocate funds appropriately to the DTC participant through which you hold your Shares for payment of tendered Shares. See Section 1 and Section 5.
If I am a holder of vested stock options, how do I participate in the Offer?
If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.
If I am a holder of restricted stock, how do I participate in the Offer?
We are not offering, as part of the Offer, to purchase any outstanding restricted stock unless and until the restricted stock has vested and the restrictions on the Shares have lapsed. Shares that you hold that are vested and no longer subject to any restrictions may be tendered in the Offer, subject to the terms and conditions of the Offer.
If I am a holder of RSUs or Performance-based RSUs how do I participate in the Offer?
We are not offering to purchase unvested RSUs or Performance-based RSUs which have not been earned and paid out as part of the Offer, and tenders of such equity awards will not be accepted. See Section 3.
What is the recent market price of my Shares?
On November 3, 2021, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on the NYSE was $30.13 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.
Will I receive the dividend scheduled to be paid in December 2021?
On October 28, 2021, the Board of Directors declared a quarterly cash dividend of $0.01 per Share, to be paid on December 30, 2021 to each stockholder of record as of the close of business on December 17, 2021. Holders who tender Shares into the Offer will not receive a dividend payment on any Shares that are purchased in the Offer, unless the Offer is extended beyond the record date for this dividend.
Will I have to pay brokerage commissions if I tender my Shares?
If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, bank or other nominee, we urge you to consult your broker, bank or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.
Will I have to pay stock transfer tax if I tender my Shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, then stock transfer taxes may apply. See Section 5.
What are the United States federal income tax consequences if I tender my Shares?
Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer. If you are a non-U.S. Holder (as defined in Section 13), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a non-U.S. Holder, you may be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable Form W-8. See Section 13 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.
Who should I contact with questions about the Offer?
The Information Agent or the Dealer Managers can help answer your questions. The Information Agent is Georgeson LLC and the Dealer Managers are Citigroup Global Markets Inc. and RBC Capital Markets, LLC. Their contact information is set forth below.
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Call Toll-Free (888) 607-9252
Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013 Call Toll-Free: (877) 531-8365	RBC Capital Markets, LLC 200 Vesey Street New York, New York 10281 Call Toll-Free: (877) 381 2099

FORWARD-LOOKING STATEMENTS
This Offer to Purchase and other documents we file with the SEC include forward-looking statements, including information relating to our anticipated revenues, margins, cash flows or earnings, anticipated future performance of our business, our expected future net cash flows, our anticipated expense levels, capital management, expected impact of the COVID-19 pandemic on our business, financial condition, results of operations and cash flows, and/or expectations regarding market conditions. The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “can be,” “may be,” “aim to,” “may affect,” “may depend,” “intends,” “expects,” “believes,” “estimate,” “project,” and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and we caution readers that any forward-looking information provided by or on behalf of us is not a guarantee of future performance.
Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond our control, including but not limited to those discussed in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2021, and subsequent SEC filings.
The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:
• our ability to complete the Offer;
•
the price and time at which we may make any additional Share repurchases following completion of the Offer and the number of Shares acquired in such repurchases; and

•
changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

INTRODUCTION
To the holders of our common stock:
We invite our stockholders to tender up to 33,300,000 Shares for purchase by us at a price of $31.50 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the “Offer.”
We will acquire Shares in the Offer at the Purchase Price, on the terms and subject to the conditions of the Offer, including proration provisions.
We will only purchase Shares properly tendered and not properly withdrawn. We may not purchase all of the Shares tendered because of proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase. Upon the terms and subject to the conditions of the Offer, if greater than 33,300,000 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. Shares not purchased in the Offer, including Shares not purchased because of proration or conditional tender, will be returned to the tendering stockholders promptly after the Expiration Date. See Section 1.
On October 28, 2021, the Board of Directors declared a quarterly cash dividend of $0.01 per Share, to be paid on December 30, 2021 to each stockholder of record as of the close of business on December 17, 2021. Holders who tender Shares into the Offer will not receive a dividend payment on any Shares that are purchased in the Offer, unless the Offer is extended beyond the record date for this dividend.
Holders of restricted stock, options, RSUs and Performance-based RSUs may not tender Sharesrepresented by such interests unless they are fully vested and, if applicable, settled in Shares prior to theExpiration Date. See Sections 3 and 11 for more information.
If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.
We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Dealer Managers, the Information Agent and the Depositary. See Section 15.
As of October 29, 2021, we had 79,819,128 issued and outstanding Shares (and 6,027,216 Shares reserved for issuance upon vesting of all outstanding (i) options and (ii) RSUs or Performance-based RSUs, in each case under our Equity Incentive Plans or pursuant to an inducement grant). If the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 33,300,000 Shares, which would represent approximately 41.7% of our issued and outstanding Shares.

On November 3, 2021, we entered into a repurchase agreement with Paulson & Co. and the Paulson Funds pursuant to which we agreed that, on the 11th business day after the Expiration Date, we will repurchase from the Paulson Funds, if necessary, a number of Shares such that, upon the closing of the Repurchase, Paulson & Co.’s percentage beneficial ownership interest in our total outstanding Shares shall not exceed 19.99% of our total outstanding Shares. In the Repurchase Agreement, the Paulson Funds have agreed to tender in the Offer at least a number of their shares that represent the same proportion of the total shares held by them as the number of shares subject to the Offer bears to the total number of outstanding shares of Common Stock. See Section 11. The Shares are listed and traded on the NYSE under the symbol “BSIG.” On November 3, 2021, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $30.13 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 11.
Our principal executive offices are located at 200 Clarendon Street, 53rd Floor, Boston, Massachusetts 02116, and our phone number is (617)-369-7300.

THE OFFER
1.
Number of Shares; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 33,300,000 of Shares, to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Purchase Price”). Upon the terms and subject to the conditions of the Offer, if less than 33,300,000 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. We will pay the Purchase Price for all Shares purchased in the Offer (less any applicable withholding taxes and without interest).
The term “Expiration Date” means 5:00 P.M., New York City time, on Monday, December 6, 2021, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.
We do not expect to announce the final results of any proration or begin paying for tendered Shares until after the Expiration Date. We will only purchase Shares properly tendered and not properly withdrawn. We may not purchase all of the Shares tendered if greater than 33,300,000 Shares (or such greater number of Shares as we may choose to purchase without extending the Offer) are properly tendered and not properly withdrawn, because of proration, the “Odd Lot” priority and conditional tender provisions of the Offer. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Date.
In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 14.
In the event of an over-subscription of the Offer as described below, Shares tendered prior to the Expiration Date will be subject to proration, except for Odd Lots as described below. The proration period and withdrawal rights also expire on the Expiration Date.
THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.
Priority of Purchases.   On the terms and subject to the conditions of the Offer, if more than 33,300,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law), have been properly tendered and not properly withdrawn before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:
•
first, we will purchase all Odd Lots of less than 100 Shares from shareholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holders will not qualify for this preference);

•
second, after purchasing all the Odd Lots that were properly tendered and not properly withdrawn subject to the conditional tender provisions described in Section 6, we will purchase all Shares properly tendered on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•
third, only if necessary to permit us to purchase up to 33,300,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (as described in Section 6) (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Random lot would be facilitated by the Company.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased.
As we noted above, we may elect to purchase more than 33,300,000 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number.
Odd Lots.   The term “Odd Lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts. Odd Lots will be accepted for payment at the same time as other tendered Shares.
Proration.   If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders), subject to the provisions governing conditional tenders described in Section 6 and adjustment to avoid the purchase of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain such information from their brokers.
As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, banks or other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.
Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.   As previously disclosed, part of our strategy to maximize stockholder value is to, among other efforts, return capital to stockholders, pay down debt and efficiently manage our capital. In particular, we intend to use capital from the sale of certain investment management firms as part of this return of capital. Consistent with our disciplined approach to using excess capital to pay down debt and return capital to the shareholders, we have determined to use up to $1.05 billion of cash to repurchase Shares in this Offer. We also expect to use additional excess capital to repay or otherwise retire the $125 million outstanding of our 5.125% Senior Notes due 2031.
In determining to proceed with the Offer, our executives and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believes that the Offer is a prudent use of our financial resources.
We believe that the fixed price tender offer set forth in this Offer to Purchase represents an efficient and straightforward mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales.
If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them.
Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NYSE.
Other Share Repurchases.   On April 18, 2018, our Board of Directors approved a repurchases of shares from time to time, up to an aggregate limit of $600.0 million of shares. As of June 30, 2021, $232.7 million remained available to repurchase shares under the open market share repurchase program. For the avoidance of doubt, the repurchase of Shares pursuant to this Offer is being conducted under a separate authorization and is not being conducted under the open market share repurchase program. Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase Shares. The amount of Shares we buy and timing of any such repurchases depends on a number of factors, including our stock price, the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments and blackout periods in which we are restricted from repurchasing Shares as well as any decision to use cash for other strategic objectives. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates, from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.
Additionally, on November 3, 2021, we entered into a repurchase agreement with Paulson & Co. and the Paulson Funds pursuant to which we agreed that, on the 11th business day after the Expiration Date, we will repurchase from the Paulson Funds, if necessary, a number of Shares such that, upon the closing of the Repurchase, Paulson & Co.’s percentage beneficial ownership interest in our total outstanding Shares shall not exceed 19.99% of our total outstanding Shares. See Section 11.
Certain Effects of the Offer.   If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. Stockholders who do not participate in the Offer will also continue to bear the risks associated with owning the Shares. Stockholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.
Although the offer will reduce the volume of trading in the shares and may make it more difficult to buy or sell significant amounts of shares without affecting the market price, we anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.
We intend to retire the Shares we acquire pursuant to the Offer. Such Shares will return to the status of authorized and unissued shares and will be available to us to issue without further stockholder action for all purposes except as required by applicable law or the rules of the NYSE.

Accounting Treatment.   The accounting for our purchase of Shares in the Offer will result in a reduction of our total equity in an amount equal to the aggregate purchase price of the Shares we purchase, a corresponding reduction in cash and cash equivalents and a reduction in the number of outstanding Shares for the purpose of calculating earnings per Share in an amount equal to the number of Shares that we repurchase pursuant to the Offer.
Other Plans.   Except as disclosed or incorporated by reference in this Offer to Purchase, we have no active proposals or negotiations underway that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

•
any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•
any material change in our present dividend rate or policy, our indebtedness or capitalization;

•
any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•
any material change in our corporate structure or business;

•
any class of our equity securities becoming delisted from the NYSE, or ceasing to be authorized to be quoted on the NYSE;

•
any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•
the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

•
the acquisition or disposition by any other person of our securities, other than the grant of restricted stock units, performance-based restricted stock units or stock options to employees in the ordinary course of business; or

•
any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Nothing in the Offer will preclude us from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law, and we reserve the right to do so. Although we may not have any current plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we consider from time to time, and may undertake or plan actions that relate to or could result in, one or more of these events. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.
3.
Procedures for Tendering Shares.

Proper Tender of Shares.   For Shares to be properly tendered pursuant to the Offer, confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 P.M., New York City time, on Monday, December 6, 2021 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, bank or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, bank or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
Stockholders holding their Shares through a broker, bank or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.
Stockholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.
Signature Guarantees and Method of Delivery. No signature guarantee is required if:
•
the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the DTC whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal; or

•
Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad — 15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:
•
a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the DTC as described below;

•
one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•
any other documents required by the Letter of Transmittal.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.
The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary by book-entry confirmation. In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries in connection with the Offer, including a Letter of Transmittal, must be made to the Depositary and not to us, the Dealer Managers, the Information Agent or the DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
Book-Entry Delivery.   The Depositary will establish an account with respect to the Shares for purposes of the Offer at the DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the DTC’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the DTC to transfer Shares into the Depositary’s account in accordance with the DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date. Delivery of the Letter of Transmittal and any other required documents to the DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the DTC to, and received by, the Depositary, which states that the DTC has received an express acknowledgment from the participant in the DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.
Procedures for Stock Options.   We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.
If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term in which you may exercise your options and the provisions for prorated purchases described in Section 1.
Restricted Stock.   We are not offering, as part of the Offer, to purchase any outstanding restricted stock unless and until the restricted stock has vested and the restrictions on the shares have lapsed. Shares that you hold that are vested and no longer subject to any restrictions may be tendered in the Offer, subject to the terms and conditions of the Offer.
Procedures for RSUs and Performance-based RSUs.   We are not offering, as part of the Offer, to purchase unvested RSUs or Performance-based RSUs which have not been earned and paid out, and tenders of such equity awards will not be accepted.
Return of Unpurchased Shares.   If any properly tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the DTC without expense to the stockholder.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, nor the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.
Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.   It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.
A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.
All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.
Information Reporting and Backup Withholding.   Payments made to stockholders in the Offer may be reported to the Internal Revenue Service (the “IRS”). In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate stockholder who is a U.S. Holder (as defined in Section 13) and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.
Certain “exempt” recipients (including, among others, generally all corporations and certain non-U.S. Holders (as defined in Section 13)) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a regarded foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.
Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.
Stockholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
United States Federal Withholding Tax on Payments to Non-U.S. Holders.   Because it is unclear whether the cash received by a non-U.S. Holder (as defined in Section 13) in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8BEN or W-8BEN-E claiming such a reduction. In order to claim an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8ECI.
A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate of withholding was applied.
Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
4.
Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. Shares that have not previously been accepted by us for payment may be withdrawn at any time after 5:00 P.M., New York City time, on January 5, 2022.
For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of Shares to be withdrawn; and the name of the registered holder of the Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the DTC to be credited with the withdrawn Shares and must otherwise comply with the DTC’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.
If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
5.
Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay for (and thereby purchase) Shares properly tendered and not properly withdrawn. We intend to purchase up to 33,300,000 Shares and may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.
For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to proration, “Odd Lot” priority and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:
•
a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the DTC;

•
a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

•
any other documents required.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Shares tendered and not purchased will be credited to the account maintained with the DTC by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.
Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the Purchase Price unless evidence satisfactory to us of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.
6.
Conditional Tender of Shares.

In the event of an over-subscription of the Offer, Shares tendered prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. We urge each stockholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.
Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if, more than 33,300,000 Shares (or such greater number of Shares as we may choose to purchase without extending the Offer) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of

Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.
After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below 33,300,000 Shares (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 33,300,000 Shares (or such greater amount as we may elect to pay, subject to applicable law).
7.
Conditions of the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred):
•
there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•
make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•
make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•
delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•
materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer or the Repurchase;

•
there has occurred any of the following:

•
any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•
a decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or the Standard & Poor’s 500 Composite Index, in each case measured from the close of trading on November 3, 2021, the last full trading day prior to the commencement of the Offer;

•
the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after November 4, 2021;

•
any material escalation of any war or armed hostilities which had commenced prior to November 4, 2021;

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any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States

•
any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any material subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•
we learn that:

•
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 3, 2021);

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 3, 2021, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

•
any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

•
any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•
we determine that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by fewer than 300 persons, or (2) cause the Shares to be delisted from the NYSE or not eligible for continued registration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Each of the foregoing rights will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8.
Price Range of Shares; Dividends.

The Shares are listed and traded on the NYSE under the trading symbol “BSIG.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the Shares on the NYSE:
	Share Price
	High	Low
2019:
First Quarter	$14.57	$10.50
Second Quarter	$14.87	$10.62
Third Quarter	$12.06	$8.40
Fourth Quarter	$10.89	$9.05
2020:
First Quarter	$11.00	$4.27
Second Quarter	$13.00	$4.93
Third Quarter	$14.61	$11.93
Fourth Quarter	$19.78	$12.58
2021:
First Quarter	$21.69	$17.86
Second Quarter	$20.37	$23.93
Third Quarter	$23.09	$27.61
Fourth Quarter (through November 3, 2021)	$25.94	$30.37
On October 28, 2021, the Board of Directors declared a quarterly cash dividend of $0.01 per Share, to be paid on December 30, 2021 to each stockholder of record as of the close of business on December 17, 2021. Holders who tender Shares into the Offer will not receive a dividend payment on any Shares that are purchased in the Offer, unless the Offer is extended beyond the record date for this dividend.
On November 3, 2021, the last full trading day before the commencement of the Offer, the last closing sale price of the Shares on the NYSE was $30.13 per Share. Stockholders are urged to obtain current market quotations for the Shares.
9.
Source and Amount of Funds.

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $1.05 billion. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $1.05 billion. We intend to pay for the Shares, as well as any shares subject to the Repurchase, with existing cash resources.

10.
Certain Information Concerning Us.

General.   BrightSphere Investment Group Inc., through its subsidiaries, is a global asset management company with one operating subsidiary, Acadian Asset Management, with approximately $114 billion of assets under management as of September 30, 2021. Through Acadian Asset Management the Company offers institutional investors across the globe access to a wide array of leading quantitative and solutions-based strategies designed to meet a range of risk and return objectives.
BrightSphere’s predecessor was formed in 1980. We were incorporated on May 29, 2014 as a private limited company under the laws of England and Wales. At the time of our initial public offering of our ordinary shares, or the Offering, we changed our name to OM Asset Management plc, and subsequently changed our name to BrightSphere Investment Group plc. Effective as of the close of business on July 12, 2019, all issued ordinary shares of BrightSphere Investment Group plc were exchanged on a one-for-one basis for newly issued shares of Common Stock of BrightSphere Investment Group Inc. The Common Stock of BrightSphere Investment Group Inc. began trading on July 15, 2019.
Our principal executive offices are located at 200 Clarendon Street, 53rd Floor, Boston, Massachusetts 02116, and our phone number is (617)-369-7300. Our website is located at www.bsig.com. Information contained on our website is not a part of the Offer.
Availability of Reports and Other Information.   We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, equity-based awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.
These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s site at www.sec.gov. The information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and should not be considered to be a part of this Offer to Purchase.
Incorporation by Reference.   The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference into this Offer to Purchase the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, which we expect to file prior to the Expiration Date, but excluding information “furnished” under Items 2.02 or 7.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this Offer to Purchase, until the termination of this Offer. Such future filings will automatically update and supersede the previously filed information. The following documents contain important information about us and we incorporate them by reference:
SEC Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2020	March 1, 2021
Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021	May 7, 2021
Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021	August 9, 2021
Current Reports on Form 8-K	March 31, 2021, May 10, 2021, June 4, 2021, June 25, 2021 and November 4, 2021
The portion of our Definitive Proxy Statement for our 2021 Annual Meeting of Stockholders incorporated into our Annual Report on Form 10-K	April 30, 2021

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are also available from us without charge, excluding any exhibits to those documents, at our principal executive offices located at 200 Clarendon Street, 53rd Floor, Boston, Massachusetts 02116. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.bsig.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.
11.
Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership.    As of October 29, 2021, we had 79,819,128 issued and outstanding Shares (and 6,027,216 Shares reserved for issuance upon vesting of all outstanding (i) options and (ii) RSUs or Performance-based RSUs, in each case under our Equity Incentive Plans or pursuant to an inducement grant). If the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 33,300,000 Shares, which would represent approximately 41.7% of our issued and outstanding Shares.
As of October 29, 2021, our directors and executive officers as a group (7 persons) beneficially owned, as defined in accordance with the rules of the SEC, an aggregate of approximately 21,903,512 Shares (including Shares that such persons had the right to purchase within 60 days of October 29, 2021 pursuant to outstanding options and share unit balances for each such person), representing approximately 27.4% of the total issued and outstanding Shares (including the Shares and share units referred to in the preceding parenthetical).
Our directors, executive officers and 5% holders are entitled to participate in the Offer on the same terms as all other stockholders, subject to internal compliance requirements in the case of our directors and executive officers. Our directors, executive officers and 5% holders have no obligation to inform us whether they plan to participate in the Offer, but two of our executive officers have advised us that they do intend to tender some of their shares in the Offer.
Assuming the completion of the Offer, and before giving effect to the Repurchase, the relative ownership interest in the Company of our directors, executive officers and 5% holders who do not participate in the Offer will increase. In the Repurchase Agreement (as further described below), the Paulson Funds have agreed to tender in the Offer at least a number of their shares that represent the same proportion of the total shares held by them as the number of shares subject to the Offer bears to the total number of outstanding shares of Common Stock. If we purchase 33,300,000 Shares in the Offer, and assuming the Paulson Funds tender 8,334,094 of their shares in the Offer, the minimum amount permitted by the Repurchase Agreement, and that the Offer is not subject to proration, we will repurchase approximately 2.95 million Shares from the Paulson Funds in the Repurchase. The amount of Paulson & Co.’s voting power following the Offer and the Repurchase, however, will depend on the extent it participates in the Offer and the number of shares subject to the Repurchase.
The following table sets forth certain information with respect to the beneficial ownership of our Shares by (i) each of our directors, (ii) each of our named executive officers, (iii) each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Shares; and (iv) all directors and executive officers as a group. The address of each of our directors and executive officers is care of BrightSphere Investment Group Inc., 200 Clarendon Street, 53rd Floor, Boston, Massachusetts 02116.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock that are immediately exercisable or exercisable within 60 days after October 29, 2021. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
Percentage ownership calculations for beneficial ownership are based on 79,819,128 shares of Common Stock outstanding as of October 29, 2021. Except as otherwise indicated in the table below, addresses of named beneficial owners are care of BrightSphere Inc., 200 Clarendon Street, 53rd Floor, Boston, Massachusetts 02116.
In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock that a person has the right to acquire within 60 days of October 29, 2021. We did not deem these shares of Common Stock outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Total Shares (*Less than 1%)
5% Owners:
Paulson & Co. Inc.(1)	20,000,552	25.1%
FMR LLC(2)	4,168,866	5.2%
BlackRock, Inc.(3)	9,023,817	11.3%
The Vanguard Group(4)	4,743,778	5.9%
Directors and Executive Officers:
Robert J. Chersi	48,366	*
Richard J. Hart(5)	207,261	*
Andrew Kim	—	—
John Paulson(1)	20,000,552	25.1%
Suren Rana(6)	1,617,000	2.1%
Barbara Trebbi	27,691	*
Christina Wiater	2,642	*
All executive officers and directors as a group (7 persons)	21,903,512	27.4%

(1)
Amounts shown reflect the aggregate number of shares of Common Stock held by Paulson & Co. based solely on information set forth on a Schedule 13D/A filed with the SEC on May 21, 2020 (the “Paulson 13D”). The Paulson 13D reported 20,000,552 shares of Common Stock held directly by Paulson & Co. Inc. or through certain affiliated funds. John Paulson, the controlling person of Paulson & Co., serves on the board of directors of the Company. John Paulson may be deemed an indirect beneficial owner of the securities, which are directly owned by funds managed by Paulson & Co. Based on the Paulson 13D, pursuant to Rule 16a-1(a)(4) under the Exchange Act, the reporting person disclaims beneficial ownership of any securities reported herein, except to the extent that the reporting person has a pecuniary interest therein. The Paulson 13D shall not be deemed an admission that such reporting person is the beneficial owner of any securities not directly owned by such reporting person. Each of John Paulson and Paulson & Co. may be deemed to indirectly beneficially own the securities directly owned by Paulson & Co. Pursuant to Rule 16a-1(a)(4) under the Exchange Act, the filing of the Paulson 13D shall not be deemed an admission by any person reporting on the Paulson 13D that such person, for purposes of Section 16 of the Exchange Act or otherwise, is the beneficial owner of any equity securities covered by the Paulson 13D. The address of Paulson & Co. is 1133 Avenue of the Americas, New York, NY 10036.

(2)
Based solely on information set forth in Schedule 13G/A filed with the SEC on February 8, 2021 by FMR LLC on behalf of itself and Abigail P. Johnson (the “FMR 13G”). FMR LLC reported sole voting power over 1,168,866 shares of Common Stock, shared voting power over none of the shares of

Common Stock and sole dispositive power over 4,168,866 shares of Common Stock. Abigail P. Johnson reported sole voting power over none of the shares of Common Stock, shared voting power over none of the shares of Common Stock and sole dispositive power over 4,168,866 of the shares of Common Stock. The FMR 13G further states that members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)
Based solely on information set forth in Schedule 13G/A filed with the SEC on January 27, 2021 by BlackRock, Inc. (the “BlackRock 13G”). BlackRock, Inc. reported sole voting power over 8,950,703 shares of Common Stock, shared voting power over none of the shares of Common Stock, sole dispositive power over 9,023,817 shares of Common Stock and shared dispositive power over none of the shares of Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
Based solely on information set forth in Schedule 13G/A filed with the SEC on February 10, 2021 by Vanguard Group Inc. (the “Vanguard 13G”). Vanguard Group Inc. reported sole voting power over no shares of Common Stock, shared voting power over 143,713 shares of Common Stock, sole dispositive power over 4,743,778 shares of Common Stock and shared dispositive power over 195,275 shares of Common Stock. The address of Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Includes options to purchase 185,000 shares.

(6)
Includes options to purchase 1,617,000 shares.

Securities Transactions.   Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to the date hereof.
Arrangements Concerning the Shares.
Equity Incentive Plans.   The Company has established various incentive plans, including the BrightSphere Investment Group Inc. Equity Incentive Plan and the BrightSphere Investment Group Inc. Non-Employee Directors’ Equity Incentive Plan, pursuant to which it is authorized to grant restricted stock, performance-based restricted stock, restricted stock units, performance-based restricted stock units and stock option awards. These plans are maintained to provide equity-based compensation arrangements to employees and non-executive directors. As of December 31, 2020, a total of 14.8 million shares of Common Stock were reserved for issuance under the various plans.
Stock Options.   Stock options are granted with an exercise price equal to the market price of the Company’s stock at the date of grant.
Employment Agreements.   From time to time the Company enters into employment agreements with certain of its officers, which may provide for the grant of equity awards under the BrightSphere Investment Group Inc. Equity Incentive Plan and provide for participation in the Company’s other benefit plans. In certain instances, including upon a change in control or termination by the Company without cause or by the officer for good reason, the acceleration of equity awards may occur under specified circumstances.

Director Equity Compensation.   Each non-employee director receives an annual grant of RSUs with a grant date fair market value of approximately $100,000. RSUs granted to our non-employee directors vest at the earlier of the one-year anniversary of grant or the date of the next year’s annual meeting of stockholders.
Stockholder Agreement.   We have entered into a Stockholder Agreement with Paulson & Co. The Stockholder Agreement provides Paulson & Co. with the right to appoint two directors so long as Paulson & Co. holds at least 20% of our outstanding Shares and the right to appoint one director so long as Paulson & Co. holds at least 7% of our outstanding Shares. As a result of the Repurchase Agreement (as described below), Paulson & Co. will no longer have the right to appoint two directors to our Board of Directors. In addition, Paulson & Co. has certain information rights and preemptive rights on issuance of shares of capital stock or securities convertible into our capital stock.
Registration Rights Agreement.   We have entered into a Registration Rights Agreement with Paulson & Co. pursuant to which Paulson & Co. will have certain demand and “piggy-back” registration rights. As of October 29, 2021, as detailed above, Paulson & Co. was the beneficial owner of 20,000,552 Shares, which represented approximately 25.1% of our Common Stock.
Share Repurchase Program.   On April 18, 2018, our Board of Directors approved repurchases shares from time to time, up to an aggregate limit of $600.0 million of shares. As of June 30, 2021, $232.7 million remained available to repurchase shares under the open market share repurchase program.
Repurchase Agreement.   On November 3, 2021, we entered into a repurchase agreement Paulson & Co. and the Paulson Funds (the “Repurchase Agreement” and such repurchase, the “Repurchase”), pursuant to which we agreed that we will repurchase from the Paulson Funds, if necessary, a number of Shares such that, upon the closing of the Repurchase, Paulson & Co.’s percentage beneficial ownership interest in our total outstanding Shares shall not exceed 19.99% of our total outstanding Shares. The Repurchase would be made at the same price per Share price as is paid in the Offer and would occur on the 11th business day following the Expiration Date of the Offer. We will repurchase such number of Shares (rounded up to the nearest whole number) necessary, following the closing of the Offer, to cause the Paulson Funds to own not more than 19.99% of our total outstanding shares of common stock. In the Repurchase Agreement, the Paulson Funds also agreed to tender at least a number of shares of their Common Stock pursuant to the Offer equal to (i) the number of shares held by the Paulson Funds, multiplied by (ii) (x) the aggregate number of shares of Common Stock subject to the Offer, divided by (y) the total number of shares of Common Stock outstanding as of the commencement of the Offer. In addition, each of the Paulson Funds and Paulson & Co. agreed not to sell or purchase any Shares from the Expiration Date until the 11th business day following the Expiration Date, or, if earlier, until the termination of the Offer.
The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC, as applicable.
Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.
12.
Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.
13.
Certain United States Federal Income Tax Consequences.

The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular stockholder or to stockholders subject to special rules (including, without limitation, financial institutions, brokers, dealers or traders in securities or commodities, traders who elect to apply a mark-to-market method of accounting, insurance companies, regulated investment companies, real estate investment trusts, “S” corporations, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, qualified foreign pension funds, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Shares as compensation, including upon the exercise of employee stock options, and U.S. Holders that have a functional currency other than the United States dollar). In particular, this summary does not address any tax consequences arising from the Medicare tax on net investment income, the sale of Shares acquired pursuant to employee benefit plans or the alternative minimum tax. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws. This summary assumes that stockholders hold the Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.
As used herein, the term “U.S. Holder” means a beneficial owner of Shares that for United States federal income tax purposes is:
•
an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•
a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996 and it has elected to continue to be treated as a United States person.

As used herein, the term “non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (including any entity treated as a partnership for United States federal income tax purposes).
If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares, and each partner in such partnership, is urged to consult its tax advisor regarding the tax consequences of participating in the Offer.
Each stockholder is urged to consult its tax advisor as to the particular United States federal income tax consequences to such stockholder of participating or not participating in the Offer and the applicability and effect of any state, local and foreign tax laws and other tax consequences with respect to the Offer.
Non-Participation in the Offer.   The Offer will generally have no United States federal income tax consequences to stockholders that do not tender any Shares in the Offer.
Consequences of the Offer to U.S. Holders.
Characterization of the Purchase — Distribution vs. Sale Treatment.   The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares pursuant to a “sale or exchange” or as receiving a distribution from us as described in more detail below.
Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on a “sale or exchange” of Shares for cash if such disposition: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will result in a complete termination of a U.S. Holder’s equity interest in the Company if such U.S. Holder owns no Shares directly or by attribution immediately after the exchange. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding Shares owned by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the percentage of the Shares owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.
We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.

Sale or Exchange Treatment.   If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain is subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered.
Distribution Treatment.   If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits allocable to such Shares. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the Shares exchanged. Non-corporate U.S. Holders (including individuals) may be eligible for preferential rates on dividend income if certain holding period, at risk and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the Shares tendered will be transferred to any remaining shares held by such U.S. Holder.
To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain holding period, at risk and other requirements and limitations) and (ii) it generally may be subject to the “extraordinary dividend” provisions of the Code (which could cause a reduction in the tax basis of such U.S. Holder’s Shares and cause such U.S. Holder to recognize capital gain). Corporate U.S. Holders are urged to consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.
Consequences of the Offer to Non-U.S. Holders.
Sale or Exchange Treatment.   Gain realized by a non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “Consequences of the Offer to U.S. Holders — Characterization of the Purchase — Distribution vs. Sale Treatment” unless:
•
the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

•
the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•
our Shares constitute “United States real property interests” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for our Shares.

A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.
With respect to the third bullet point above, we believe that we are not currently a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC, as long as our Shares are regularly traded on an established securities market, the Shares will be treated as United States real property interests only with respect to a non-U.S. Holder that actually or constructively held more than 5% of our Shares at any time during the shorter of (i) the five-year period ending on the date of the disposition or (ii) the non-U.S. Holder’s holding period for such Shares. If gain on the disposition of Shares were subject to taxation under the third bullet point above, the non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person.
Distribution Treatment.   If a non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the non-U.S. Holder’s Shares. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders — Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.
Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States, the non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a non-U.S. Holder that is a corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty), on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.
Withholding For Non-U.S. Holders.   Because, as described above, it is unclear whether the cash received by a non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8 as discussed above. To the extent non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, bank or other nominee, such non-U.S. Holders are urged to consult such United States broker or other nominee and their tax advisors to determine the particular withholding procedures that will be applicable to them.
A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or

“not essentially equivalent to a dividend” tests described above under “Consequences of the Offer to U.S. Holders — Characterization of the Purchase — Distribution vs. Sale Treatment” or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.
Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws and treaties.
Information Reporting and Backup Withholding.   Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.
Certain “exempt” recipients (including, among others, generally all corporations and certain non-U.S. Holders) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a regarded foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.
Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.
FATCA.   Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other foreign entities unless various United States information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been met, or an exemption applies (typically certified as to by the delivery of a properly completed IRS W-8BEN-E). Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to non-U.S. Holders in the Offer as dividends for United States federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders are urged to consult their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.
Stockholders are urged to consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

14.
Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Shares.
We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:
•
we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days from, and including, the date of such notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through one minute after 11:59 P.M., New York City time.
If we increase the value of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to extend the Offer. See Section 1.
15.
Fees and Expenses.

We have retained Citigroup Global Markets Inc. and RBC Capital Markets, LLC to act as the Dealer Managers in connection with the Offer. The Dealer Managers may communicate with brokers, banks or other nominees with respect to the Offer. The Dealer Managers will receive a reasonable and customary fee for these services. We have also agreed to indemnify the Dealer Managers against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
The Dealer Managers and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. From time to time, Citigroup Global Markets Inc. serves as our broker for open market repurchases.
In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Managers and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Managers may from time to time hold Shares in their proprietary accounts, and, to the extent they own Shares in these accounts at the time of the Offer, the Dealer Managers may tender the Shares pursuant to the Offer.
We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, banks and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.
We will not pay any fees or commissions to brokers, banks or other nominees (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, banks or other nominees are urged to consult the brokers, banks or other nominees to determine whether transaction costs may apply if stockholders tender Shares through the brokers, banks or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, banks or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, bank or other nominee has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.
16.
Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the jurisdiction.
Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.
You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Managers, the Depositary or the Information Agent.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.
BrightSphere Investment Group Inc.
November 4, 2021

The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, bank or other nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary.
The Depositary for the Offer is:
Computershare Trust Company, N.A.
By First Class Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	By Certified, Express or Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021
Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth on the following page. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal or related documents may be directed to the Information Agent at its telephone number or address set forth on below. You may also contact your broker, bank or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Call Toll-Free (888) 607-9252
The Dealer Managers for the Offer are:
Citigroup Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013 Call Toll-Free: (877) 531-8365	RBC Capital Markets RBC Capital Markets, LLC 200 Vesey Street New York, New York 10281 Call Toll-Free: (877) 381 2099